CONSENT OF KPMG LLP
EXHIBIT 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Wilmington Trust Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 33-43675, 333-04042, 333-37928, 333-69479, 333-80009, 333-61096, 333-86748, 333-114597, 333-12426, 333-12428) on Forms S-8 and registration statements (Nos. 333-69453 and 333-76332) on Forms S-3 of Wilmington Trust Corporation of our reports dated February 28, 2007, with respect to the consolidated statements of condition of Wilmington Trust Corporation as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report incorporated by reference in the Form 10-K of Wilmington Trust Corporation. Our report dated February 28, 2007, on the consolidated statements of condition of the Corporation as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006 refers to the Corporation’s adoption of Statement of Financial Accounting Standards No. 123 (revised), “Share-Based Payment,” effective January 1, 2006, and Statement of Financial Accounting Standards No. 158, “Employers” Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 1, 2007